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On July 21, 2017, at 8:30 a.m. EST, Plug Power Inc., a Delaware corporation, held the following conference call with the public:

PLUG POWER INC.

New Customer Contract

July-21-2017

Confirmation #13667339

Operator:  Greetings, and welcome to the Plug Power Business Update Conference Call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host John Cococcia.  Please go ahead.

Mr. John Cococcia:  Thank you.  Good morning, and welcome to today’s business update conference call.  This call will include forward-looking statements, including but not limited to statements about our expectations regarding our future financial performance and about our relationship with Walmart, including the number and timing of GenKey deployments, potential revenues, cash flow, and the impacts such revenues and cash flow will have on our overall financial performance, our ability to expand the scale of the relationship, future technology collaboration, and our ability to achieve synergies in our deployment of ProGen across multiple applications.

We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

We believe that it is important to communicate our future expectations to investors.  However, investors are cautioned to not unduly rely on forward-looking statements because they involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including but not limited to the risks and uncertainties discussed under Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ending December 31st, 2016, and our definitive proxy statement on Schedule 14A filed with the SEC on May 23rd, 2017, as well as other reports we file from time to time with the SEC.

These forward-looking statements speak only as of the day on which the statements are made, and we do not undertake or intend to update any forward-looking statements after this call.

At this point, I would like to turn the call over to Plug Power’s CEO Andy Marsh.

Mr. Andy Marsh:  Good morning, everyone.  I’m here today with our CFO Paul Middleton.  On our special conference call, we will discuss the expansion of Plug Power’s long-term relationship with Walmart.

Walmart and Plug Power have been the innovators in the development and creation in the market for fuel cells and distribution centers.  Our work with Walmart started back in 2007, when we provided a technology demonstration for 10 units.  And it continued as Walmart provided us guidance and insights to develop products that meet the needs of demanding grocery and high-volume retail environments.

As I’ve mentioned many times in the past, the development of our GenKey solution that includes hydrogen infrastructure and aftermarket service was a result of our initial marketing feedback from Walmart.

Our SiteView offering that allows us to monitor and control products remotely from our fleet operating center was based on Walmart’s desire to have real-time knowledge of their fleets in their distribution centers so that we could better service—so they could better service their customers.

They are one of the key contributors in creating a viable industry for fuel cell vehicles.  They help teach us what it takes to make a viable product for them and many other customers.

So, where do we stand today?  At the end of 2016, Walmart had over 5,500 units deployed in 22 U.S. Walmart distribution centers.  We’ve also deployed approximately 500 units in Canada, a big jump from the initial 10 units.  Today, we’re pleased to announce an expanded collaboration with Walmart with the deployment of 10 sites in 2017 valued over $80 million over contract life and plans to deploy 20 additional sites by the end of 2019.

Walmart will continue to purchase the units using a sales leaseback model.  Working with Walmart, we have been able to receive low single-digit financing for the deals in collaboration with Wells Fargo.  This is a big step, which allows us to finance these deals without reserving cash and allowing the sales to be instantly cash flow positive for Plug Power.

Let me reiterate.  The deals will be cash flow positive upfront, zero reserve cash, and low single-digit financing provided by Wells Fargo.

Additional benefits of Plug Power include the customer with the most experience and knowledge of our products and service is expanding the relationship with Plug Power.  This is a strong endorsement of our value proposition and is an indicator to new potential customers of the value fuel cells could offer their business.

Two, the Walmart agreement enables us to improve our revenue visibility and cost structure, allowing our stakeholders a higher level of financial predictability.  Three, Walmart, who successfully collaborates with Plug in the development of fuel cell products for material handling, will extend that relationship to new potential offerings.  And four, and finally with the warrant offering, Walmart now has an equity position in Plug Power, which tightens our relationship, that can grow as they spend up to $600 million with Plug Power.

The warrants are structured as follows.  Walmart will receive slightly over 55 million warrants as part of this agreement with over 5.8 million immediately vesting at an exercise price of $2.12 per share.  The remaining warrants will vest based on each $50 million payment from Walmart.  The first 200 million payment will provide approximately 27.5 million warrants at an exercise price of $2.12 per share.  The next 400 million payment will provide 22 million warrants at an exercise price based on the market price at the time Walmart exceeds $200 million in payment.

I am excited about resolving the financial hurdles we’ve had in the past.  These issues are now the plans.  I’m most excited about the expansion of our present business activity with Walmart that includes plans for 30 new sites, expanding our technology development activities with Walmart that have been beneficial to both customers’ companies to date.

I just want to remind the audience that Plug is the leader in the development and deployment of industrial fuel cell mobile solution.  We have today over 15,000 units in the field, more than 16,000 if you count the units shipped in

July.  And those units have operated over 135 million hours.  I look at it in terms of car lives.  It’s about 30,000 car lives.  And we’ve built over 45 fueling stations that have performed over 7 million fuelings.

And just to give you a feel, during this call, Plug will fill over 350 GenDrive units, all by far the top in the industry.  We will continue to focus on this growth as we deploy our units in a variety of mobile devices, such as ground support equipment, delivery vans, and drones.  Our goal is to continue to grow our market and strengthen our financial position.  Without question, this deal accomplishes this goal.

Now, Paul and I would be happy to take any questions.

Operator:  Thank you.  We’ll now be conducting a question-and-answer session.  If you’d like to be placed in the question queue, please press star-one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star-two if you’d like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  Once again, that’s star-one if you’d like to be placed in the question queue.

Our first question today is coming from Carter Driscoll from FBR.  Please proceed with your question.

Mr. Carter Driscoll:  Morning, Andy, Paul, John.

Mr. Andy Marsh:  Morning.

Mr. Carter Driscoll:  Congratulations.  I know how hard you guys been working on this.  So, just wanted to say that upfront.

Mr. Andy Marsh:  Paul and I both had hair when it started, Carter.

Mr. Carter Driscoll:  As did I when I started on the street.  So, my first question is, can you kind of compare and contrast?  I mean, the form of the potential tech collaboration that you have, you know, it’s certainly a big part of what you’re doing with Amazon.  Could you maybe elaborate?  Is it similar types of technologies you’ll be pursuing with Amazon?  Are there—is there any exclusivity in terms of what you’re developing to kind of keep those two, you know, rivals apart?  And maybe just generically discuss—you know, the form of the deal seems similar to Walmart, obviously, just leaving the financing side alone, but in terms of the warrant structure and the payments.  Any other, you know, kind of subtleties that you could help me understand?  I appreciate it.  Thank you.

Mr. Andy Marsh:  You know, when it comes to our customers, you know, we usually had nondisclosure agreements.  And we were very, very cautious about keeping our activities separate.  And you know, that doesn’t mean, as we’ve done in material handling, that we aren’t developing similar products and similar platforms that could be used by a multitude of customers.

As I’ve discussed in this call, Walmart was—has been so critical in providing us the technical understanding of what it really takes to work in a warehouse application.  And that work, quite honestly, as I mentioned in the call, took years.  Today, we have a full suite of products.  We’ve been able to prove out a value proposition.  We’ve been able to reduce debt, reduce the cost of our products.

Now, we’ll continue to—you know, now we’re at a position where we’re looking to continue to deploy products and offerings across a wide variety of mobile applications, which as well as some stationary, which are applicable to both Walmart and other customers.  And you know, we see—and we have no plans to provide exclusive products to any customer at this time.

You know, if you look at today, I think I’ve mentioned on the previous call, when I look out my window in my office, I see a FedEx van, delivery van driving around the parking lot.  And that’s very similar to products we’ll offer to Walmart as well as to others.  And you know, we believe that the best learning comes from working with real customers delivering real products, as we’ve done with Walmart in the past.

Now, as far as the structure of the deal, you know, as far as the warrant deal, again, we kind of look at them as separate.  These were negotiated separately with Walmart and Amazon.  And both are based on, you know, payments received.  And you know, I don’t—you know, quite honestly, I don’t see a wide difference in the structure of the deals.  Was that helpful, Carter?

Mr. Carter Driscoll:  Yeah, that’s excellent.  Maybe if—Paul, if I may, you—I think you guys had alluded to, you know, maybe as high as kind of 700 basis points reduction in terms of, you know, leveraging their cost of capital.  Would that be a reasonable proximity of the reduction in what you’ve done for the sale leaseback?

Mr. Paul Middleton:  Yeah, that or more, to be honest with you.  It’s low single digits.

Mr. Carter Driscoll:  Excellent.  Okay.  And then just last question, in terms of the rollout schedule, so those 10 sites are—I mean, some of these you’d had in development.  So, there’s an acceleration in particular for 2017.  So, that’s 10 firm there, but the value of that $80 million is over—includes a service component, correct?  So, it—.

Mr. Paul Middleton:  —That’s correct—.

Mr. Carter Driscoll:  —It’s not necessarily fully recognizable in 2017.  Is that fair?

Mr. Andy Marsh:  I—right.  I will let Paul handle that question.  So, Paul?

Mr. Carter Driscoll:  Okay.

Mr. Paul Middleton:  Yeah, Andy—what Andy quoted was the revenue associated with each—with those programs that we will recognize over the term of the PPA agreements.

Mr. Carter Driscoll:  Got it.  Perfect.  I’ll get back in the queue.  Thanks, guys.

Operator:  Thank you.  As a reminder, it’s star-one if you’d like to be placed into question queue.

Our next question is coming from Amit Rod—I’m sorry, Amit Dayal from Rodman & Renshaw.  Please proceed with your question.

Mr. Amit Dayal:  Thank you.  Good morning, guys.  Congratulations, again.

Mr. Andy Marsh:  Good morning.

Mr. Amit Dayal:  Just wanted to clarify—.

Mr. Paul Middleton:  —Morning.

Mr. Amit Dayal:  Hey.  Wanted to clarify this $600 million number.  You know, it seems it’s tied to the warrant arrangement and not to this 30-site deployment.  But, if you could add any color to, you know, how you expect, you know, the timeline, if you will, in terms of getting to that $600 million number.

Mr. Andy Marsh:  Good.  Sure, Amit.  If you look at it, the 600—if you look at it today, as we mentioned in the press release, we’ve been rolling out sites to Walmart at a clip of, every six weeks, a site’s deployed.  And you know, for this year, that clip will continue.

Now, the warrants themselves, you know, vest as Walmart makes payments.  So, if Walmart was to buy directly with cash the units, you know, that would be attributed to cash towards their—that cash would go in a bucket, and when it reached $50 million, Walmart would be entitled to warrants.

If using the PPA structure exclusively, though we get the cash upfront with Wells Fargo, you know, we’ll—it will take, you know, approximately, you know, two to three years before warrants start vesting.

But, let me add, you know, I think that, you know, that’s really at the discretion of Walmart.  I think the key to us is, as we mentioned over and over again, this deal generates cash for us immediately upfront and allows these deals to be not only cash flow positive upfront, but cash flow positive over the lifetime of the deal.

Mr. Amit Dayal:  Understood.  Thank you for that.  Just two more questions from me.  You know, the first one is, does this change your 130 million guidance for 2017?

Mr. Andy Marsh:  You know, I—after being in the fuel cell industry now for nine years, I think the best approach is to stick to—you know, stick and beat your guidance.  And I don’t expect to be modifying our guidance.

Mr. Amit Dayal:  [Unintelligible].  And then just one final one from me.  Is there any floor or cap on these warrants in terms of the exercise price?

Mr. Andy Marsh:  Okay.  So, the price of the warrants for the first $200 million is $2.12 I believe.  The price for the next 400 million will be dictated by market conditions at the time.  But, there is a floor based on previous warrant arrangements we’ve done.

Mr. Amit Dayal:  Understood.  That’s all I have.  Thank you, guys.  Congrats, again.

Mr. Andy Marsh:  Thank you.

Operator:  Thank you.  Our next question today is coming from Pavel Molchanov from Raymond James.  Please proceed with your question.

Mr. Pavel Molchanov:  Thanks for taking the question, guys.  Going back to what one of the earlier question—thank you very much.  Going back to what one of the earlier questioners asked about the kind of competitive dynamic between your two biggest strategics, let me take a slightly different angle.  Will either Walmart or Amazon impose any restrictions on your ability to sign analogous alliances with third parties?  In other words, if you wanted to deal with another retailer or another, you know, perhaps technology company, would they have any competitive issues with that type of arrangement?

Mr. Andy Marsh:  That’s an easy question.  No.

Mr. Pavel Molchanov:  Okay.  And let me also touch on the competitive landscape for you guys.  You know, you mentioned that you’re the industry leader in industrial fuel cells.  As this market led by you visibly expands, are you seeing any strategics or potentially any startups that are, you know, trying to follow you and develop solutions of their own?

Mr. Andy Marsh:  Sure.  You know, it’s—you know, if you look at activity going on, Yale-Hyster, as many of you know, purchased the fuel cell business of Nuvera probably almost two years ago now.  And they certainly are, you know, gear—they’re certainly focusing on the sales of fuel cells into the material handling market.

You know, Plug has a significant head start.  And they’ve been the one company that’s been public about the activity.  They’re a good company.  They’ll become a strong competitor in time.  But, I think we have a unique position in the marketplace.

You know, startups, you know, when we look at startups, we haven’t seen a great deal of competition at the moment.  There are some smaller companies doing some work looking at material handling market.

But, you know, I actually think that we’re a systems company.  And I don’t know if people fully appreciate it, is that you just can’t offer fuel cells.  And we learned this the hard way.  You know, we really think about the end-to-end lifetime of a product and how to manage products.  And you can see that from our ability to build hydrogen infrastructure.  You can see that from, you know, the fuel cells we put in the products and the ability to be compatible with probably eight or nine OEMs to date.

And I think when you finally look at it, the fact that our ability in service and manage our networks using our fleet operating center to know in real time what’s going on in distribution centers I think provides us unique advantage.  And I’ve been told by many customers that what Plug provides as far as data about the performance of our units exceeds anything that they’ve received from any of their suppliers in the distribution and manufacturing areas.

So, I think we have some unique advantage.  And I think, if you think about going after this market with just fuel cells, it’ll be challenging.

Mr. Pavel Molchanov:  All right.  Appreciate it, guys.  Congrats on the new announcement.

Mr. Andy Marsh:  Thanks, Pavel.

Operator:  Thank you.  As a reminder, if you’d like to be placed in the question queue, please press star-one on your telephone keypad.  Once again, that’s star-one to be placed in the question queue.

Our next question today is coming from Colin Rusch from Oppenheimer.  Please proceed with your question.

Mr. Colin Rusch:  Thanks so much, guys.  Andy, I just want to follow up on the comments that you made around being a systems integrator and a systems company.  You know, obviously, the warehouses are only a portion of the distribution supply chain for both Walmart and Amazon.  And you guys certainly have a fair amount of expertise around vehicles moving into on the road.  And I couldn’t help but notice your comments at the beginning of the conference call around the number of miles in vehicle lifetimes that you’ve had.

So, can you talk a little bit about the migration into over-the-road applications and the leverage you might see from having fueling infrastructure in these warehouses?

Mr. Andy Marsh:  I think that’s a really good question and that, you know, couple analysts might take a step back, Colin, is that, you know, when we started this journey eight years ago down material handling, the key to us was that forklift trucks are a type of electric vehicle.  And we believed, and we still strongly believe that fuel cells make a great deal of—create a great deal of value in powering electric vehicles, especially when one thinks about autonomy and range.

And we’re—you know, if you start thinking about we’re dispensing today probably 15 tons of hydrogen into our products, which I think, if you sum everything in the world everyone else does, is probably more.  And if you then take another step back and think about the challenges of hydrogen infrastructure and having hydrogen readily available that, you know, people always are going through this chicken-and-egg what comes first, the infrastructure or products?  We’ve actually been able to capture that and, with our infrastructure, have positioned ourselves that we can participate in other ways.

I think, if you look at some of the ways is you can almost start thinking about not only our hydrogen infrastructure being able to provide fuel at the site, which we actually do with our backup trailers today, where we fill them up so that we have backup capabilities in case there’s issues around if maintenance is required.

But, also, when you start thinking about some of the hub and depot—hub models, hub and spoke models, which we began to experiment with in northern New Jersey that—where we’re looking to use some of our centers to provide fuel to other customers for smaller sites, one can kind of expand that and say, as these networks start rolling out, we already have, you know, 3,000 kilograms of hydrogen on site.  And for these initial deployments of cars and networks, you could see us easily providing hydrogen directly from our hub and, again, kind of reducing the cost, making the infrastructure simpler and lower cost.

So, you know, I think we’re just—you know, we’re right in the middle when it comes to how you think about providing products for the last mile.  But, we’re right in the middle about how one can think about providing fuel to that last mile as we deploy these sites.  I hope that helped.

Mr. Colin Rusch:  Yeah, that’s very helpful.  And can you just talk about how far down the road you are with potential manufactures of electric vehicle or electric delivery trucks?  You know, certainly, there’s a handful of folks working on that, and you guys have clearly done some work on that.  But, can you just talk about, you know, how mature that is at this point?

Mr. Andy Marsh:  Yeah, I mean, I have products that are being tested in China at the moment, products that are being tested here and going to be deployed in the road in the third quarter in the United States.

I would just say this.  My primary focus and has always remained is to make sure that we’re successful in this material handling market.  And we’ve been—you know, as I say to my team every day, I’m in the fortunate position, or we are in the fortunate position where we don’t have to make any rash decisions.

We’re using our base technology.  We’re working with people both here in the United States and elsewhere around the world that we think will be leaders in the deployment of these vehicles.  But, we don’t expect to, you know, just be rushing into this market.  And quite honestly, we think this market will grow faster than material handling.  But, we believe that, you know, it has two to three years to go before deployments become more widespread with what we’ve done to date in material handling.

So, you know, we’re trying to—you know, if I have—my first and my team’s first priority is to make sure we turn our material handling business into a profitable, cash-generating business.  And we believe we’re on the cusp of doing that.  And I think, when it comes to these other vehicles, we see it as a natural extension of our technology with ProGen.  But—you know, and we think that we’re well positioned working with both end customers, which quite honestly I always believed is critical.

You know, I’ve been in the system world my whole life.  And it’s one thing working directly with integrators, but you need to have a close relationship with end customers.  And Plug will continue to do that to make sure we offer products which are different and offer value to customers.

Mr. Colin Rusch:  Great.  Thanks so much.

Mr. Andy Marsh:  Yeah.

Operator:  Thank you.  Our next question today is coming from Jeff Osborne from Cowen and Company.  Please proceed with your question.

Mr. Jeff Osborne:  Hey, good morning, guys, and congratulations, again.  A quick question and follow up to—.

Mr. Andy Marsh:  —Morning, Jeff.

Mr. Paul Middleton:  Morning, Jeff.

Mr. Jeff Osborne:  Morning, a follow up to Colin’s question, can you just give us an update on where we stand in China?  I know I think, earlier in the year, you were talking about testing, you know, in the summertime and then not in guidance, but a potential for tens of units, potentially even 100 I think was the number you said, to be on the road exiting the year.  You know, where does that process stand, and how many vehicles are being tested currently?

Mr. Andy Marsh:  Sure.  So, Jeff, units are being tested.  So far, so good.  And I think, on previous conference call, I have mentioned that there’s—and I always suspected that there could be some delays in the activity.  And I think that the issue of providing hydrogen and hydrogen infrastructure is I think one of the challenges we’re seeing in China.

And I think the second one is that, you know, we’re being cautious about who we partner with and how we partner with them.  And when I—you know, for example, I probably have had three Chinese visitors this week.  And this conference room actually is scheduled to have folks from China here after I get out of the—off this call.

But, I don’t—I want to make sure we find the right long-term team for Plug.  I’m not—quite honestly, I’m not interested in doing 100 this year to have a splash headline.  I’m much more interested in doing 5,000 or 6,000 in 2019, 2020.  And I think, to do that right, we’ve been really focused on, what is the right relationship?

Mr. Jeff Osborne:  That makes sense.

Mr. Andy Marsh:  So, to give you and update, knocked off item one I had for the year, just knocked off item two.  Item three is to make sure all these businesses that we have become profitable.  And item four is thinking about how to expand the business smartly around the world and China certainly, and that is one of those opportunities.

Mr. Jeff Osborne:  That makes sense.  That actually leads into my second question, Andy, is just, can you give us an update on where we stand in Europe in particular?  I think you’ve had some momentum with Carrefour.

Mr. Andy Marsh:  Yeah.

Mr. Jeff Osborne:  Is there any activity there?

Mr. Andy Marsh:  There is.  I mean, the Carrefour site, which is a real import—you know, Carrefour, which is actually the number two retailer in the world after Walmart, I think they probably have over 100 units up and running at the moment.

You know, I think, you know, just like the U.S., our focus has turned to let’s work with big customers who can make a difference.  And you know, two of those big customers, you know, include, you know, people like Carrefour and other customers that we have today.  And quite honestly, that’s our focus.

And you know, we—you know, I—we hope that—and I’m going to use the word hope, Jeff, because we’re—we hope that, you know, we can turn relationships with some of our—the big retailers in Europe into similar relationships as we have in the States.  And I think the deployment of the Carrefour is critical to us, as well as an activity that we’ve talked publicly about before with IKEA.  And both of those are two large European retailers and as well as we obviously are working with our North American partners to look at how we can expand in Europe.

So, Europe is a—the value proposition in Europe’s probably a little bit different.  I think there’s probably more focus on sustainability, which is probably positive for the company.  I mean, I think, here in the States, so much of what we do is—you know, we save you cost upfront and sustainability.  I think, in Europe, the messaging is probably more sustainability, and we save you money.

Mr. Jeff Osborne:  Great to hear.  Last question I had for you, Andy, is just—is the low-interest arrangement with Wells Fargo.  Is that something that’s repeatable with other retailers that have similar credit quality?  I recognize you prefer cash sales as opposed to PPAs.  But, you know, now that you’ve got the cash crunch solved with this arrangement, I was just curious if this is something that can be kind of copied for other retailers domestically.

Mr. Andy Marsh:  That’s a good question, Jeff.  I think you—you know, you’ve hit it right.  Our first priority, you know, we’d much rather prefer, you know, cash upfront, not really having to be involved with financing at this time as the company.  But, if we had another customer where the economics were similar and was cash flow positive Plug and it was a large customer who could deploy 20 to 30 sites over a period, we certainly would negotiate and be interested in that.  And I’m sure Wells would, too.

We’re just not—you know, quite honestly, it’s not what we lead with.  And at the moment, there aren’t—you know, there aren’t that many other retailers that we would want—you know, that probably can put such big numbers on the table instantly.  You know, hoping there’s three or four more over the next year or two.

Mr. Jeff Osborne:  Great to hear.  Good luck.

Mr. Andy Marsh:  Okay.

Operator:  Thank you.  Our next question today is coming from Craig Irwin from Roth.  Please proceed with your question.

Mr. Craig Irwin:  Good morning, and thank you, Andy.  I’m impressed.  This is a big announcement.  So, congratulations.

Mr. Andy Marsh:  Thank you, Craig.

Mr. Craig Irwin:  So, you did say that you would pursue other agreements with other major OEMs.  So, you shipped a bunch of units to a bunch of different sites, not just to Kroger, but to, gosh, some of the auto manufacturers, Ace Hardware, Home Depot, I mean, a number of—Coca-Cola, right, a number of blue chip customers that really could end up doing, you know, tens or hundreds of sites eventually.

Would you alter the terms of the warrant agreement incrementally over time as people get on—sort of online for an agreement like this, or are people likely to see similar agreements to the one you struck with first Amazon and now Walmart?

Mr. Andy Marsh:  You know, Craig, as—I think that’s really a good question.  And you know, Amazon and Walmart—Walmart’s the largest retailer in the world.  And Amazon’s fastest-growing retailer in the world and, you know, can offer us business at a level that can really move the needle for the company.

But, as the company matures, the need to, you know, offer warrants and at this type of level I think increases dramatically.  You know, this company now—you know, I think people see as a clear path to profitability.  With this deal with Walmart and Wells Fargo, you know, our financial stability is much higher.

I think the need to offer warrants and, you know, decreases dramatically.  And you know, if one of those names you mentioned came to me and said, you know, “Andy, we want to do 50 sites in the next two years,” obviously, we talk about what that relationship would look like.  But, I wouldn’t use the relationship with our two other customers here as the baseline for doing it.  And so, quite honestly, I’m not eager to do another warrant deal unless it really, really is accretive as these deals are for Plug shareholders.

Mr. Craig Irwin:  Excellent.  That’s good to hear.  So, the second thing I wanted to understand is how the Walmart warrant agreement impacts the Amazon warrant agreement.  Amazon, that agreement had some fairly extensive anti-dilution provisions.  Should we expect some adjustments in your upcoming Q for the anticipated changes to the warrant agreement that would be a function of the additional share issuances?  Can you just discuss, you know, organically how these two fit together?

Mr. Andy Marsh:  Sure.  Good question, Craig.  The answer’s no adjustment because, as you may notice, the strike price of Walmart is higher than the strike price—or the exercise price of Walmart is higher than the exercise price of Amazon.  And there’s no—like most anti-dilution agreements, unless we do a deal below the exercise price of Amazon, there’ll be no change in the number of warrants.

Mr. Craig Irwin:  That’s good to hear.  Congratulations, again, on the expanded relationship with Walmart.

Mr. Andy Marsh:  Thank you, Craig.

Operator:  Thank you.  Our next question today is a follow up from Carter Driscoll from FBR.  Please proceed with your question.

Mr. Carter Driscoll:  Hey, just a quick question on capacity, Andy.  Is there—do you envision any necessity to increase the production lines at Latham as a result of expanded agreement, or you have sufficient capacity at least for 2017?

Mr. Andy Marsh:  Sure.  I’ve been—we’ve actually relaid out the factory floor over the past three, four months.  And you know, we’ve been clipping units out of here at about a 15,000-, 18,000-unit capacity over the last month.  So, and we’ve been able to do that on, you know, I’ll call a shift and a half plus.  You know, so, we don’t really see a need for expanded capacity.

I am looking forward to that becoming my big headache.  But, I think our folks have done a real good job in thinking through—you know, one of the nice items about volume is you kind of start thinking about throughput a little bit differently.  And it’s much more progressive build.  And I think our team has done a real good job being able to find ways to increase our capacity, increase our efficiency, and without having to dramatically expand the amount of time we have to work each day, but the number of people obviously increases.

Mr. Carter Driscoll:  And just one quick follow up maybe.  If you—you talked about the hub and spoke in terms of, you know, hydrogen infrastructure, maybe porting over to the developments you’re doing on the vehicle side.

Have you had discussions with either Amazon or Walmart specifically about trying to expand what you have at the different local distribution or fulfillment centers about expanding that, or are you thinking potentially longer term about, you know, one centralized really large hydrogen facility that maybe you co-own with, you know, maybe one of the big gas suppliers?

I’m just trying to think, because getting down the fuel cost has always been one of the bigger sources of driving greater profitability.  Just want to hear your thoughts, certainly domestically.

Mr. Andy Marsh:  Yeah, that’s a—when I think about—it is an issue that we’ve been talking to the board about.  And it’s—you know, it’s not a 2017 issue as far as a larger site.  But, one can envision that, as the densities of our sites, you know, become higher and higher, say, in places like the Ohio Valley, Chicago area, California, one can see that partnering with an established industrial gas company who have sufficient load in a certain area, and we—and Plug having sufficient load that one could envision building a larger regional hubs for hydrogen.

I think a second area you mentioned is that, you know, when it comes to fuel cell products, we’ve certainly been in discussions with many of our customers about what else you could do at a distribution center with hydrogen fuel.  And you know, there are a variety of mobile products at distribution centers.  And we’re looking to take advantage of that.

As far as a hub and spoke, we’ve done some—you know, we have some work going on in New Jersey.  It’s on the road.  And we’ll initially use that to try to grow our business locally in northern Jersey to smaller sites.  But, I think there is a potential to expand that model around the country, not only to help with some material handling, but elsewhere.

Mr. Carter Driscoll:  Thanks, guys.  Appreciate it.

Operator:  Thank you.  We’ve reached the end of our question-and-answer session.  I’d like to turn the floor back over to Mr. Marsh for any further closing comments.

Mr. Andy Marsh:  Well, thank you, everyone, for joining this special conference call today on such short notice.  This is a big event for Plug Power.  And over the last year, you know, we’ve talked about adding additional key customers.  We did that early in the year.  But, we also talked about how we go about reducing some of the financing hangovers associated with reserving cash, the high interest rates we were paying for sales leaseback programs.  And that has been, quite honestly, a drag on the company.

And we’ve been able with this deal announcement today take that issue off the table as well as announce an expansion of opportunities with our long-term key customer, who was fundamentally critical in establishing this industry.

So, I want to thank everyone for joining today and look forward to talking to you all in the near future.

Operator:  Thank you, everyone.  That does conclude today’s teleconference.  You may disconnect your lines at this time, and have a wonderful day.  We thank you for your participation today.

END

Additional Information about the Transactions and Where to Find It

This communication is being made in respect of the transactions between Plug Power Inc. (the “Company”) and Wal-Mart Stores, Inc. (“Walmart”), and the related issuance of a warrant, described herein. The issuance of the warrant, and the exercise thereof, with respect to shares of the Company’s common stock representing more than 19.9% of the Company’s shares of common stock outstanding as of the date of issuance of such warrant will be submitted to the Company’s stockholders for their approval (the “Stockholder Approval”). In connection with any meeting of the Company’s stockholders at which the Stockholder Approval is sought, the Company intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “Proxy Statement”) that will include a proposal relating to the Stockholder Approval. This communication does not constitute a solicitation of any vote or proxy from any of the Company’s stockholders. Investors are urged to read the Proxy Statement carefully and in its entirety when it becomes available and any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the Proxy Statement, because they will contain important information about the transactions between the Company and Walmart, the issuance of the warrant and the proposal relating to the Stockholder Approval. The Proxy Statement will be mailed to the Company’s stockholders. In addition, the Proxy Statement and other documents will be available free of charge at the SEC’s internet website, www.sec.gov. When available, the Proxy Statement and other pertinent documents may also be obtained free of charge at the Investor Relations section of the Company’s website, www.plugpower.com, or by directing a written request to Plug Power Media & Investor Relations, 968 Albany Shaker Road, Latham, New York 12110 or at tel: (518) 738-0269 or email: media@plugpower.com.

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Stockholder Approval. Information about the Company’s directors and executive officers is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 10,

2017 and in its definitive proxy statement on Schedule 14A filed with the SEC on May 23, 2017. Additional information regarding these persons and their interests in the transactions will be included in the Proxy Statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Note on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about the Company, including but not limited to statements about the Company’s expectations regarding the number, value and timing of GenKey deployments and the number of Walmart sites at which such deployments will be made; the anticipated cost of financing under the Walmart agreements and whether such financing will be cash flow positive for the Company; the potential revenues to be received pursuant to the Company’s agreements with Walmart; and the future technology collaboration between the Company and Walmart and the impact such collaboration will have on the Company’s efforts to deploy ProGen in new markets and across new applications. Investors are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that the Company will not obtain the Stockholder Approval that may be required with respect to the equity arrangements expressed in the agreements with Walmart; the risk that the anticipated benefits of the agreements with Walmart will not be realized when expected, or at all; the possibility that Walmart may terminate its agreements with the Company; the effect of the announcement or pendency of the transactions contemplated by the agreements with Walmart; the risk that the Company continues to incur losses and might never achieve or maintain profitability; the risk that the Company will need to raise additional capital to fund its operations and such capital may not be available; the risk that the Company’s lack of extensive experience in manufacturing and marketing products may impact its ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or be converted to revenue, in whole or in part; the risk that a loss of one or more of the Company’s major customers could result in a material adverse effect on the Company’s financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of the Company’s common stock; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls; the Company’s ability to attract and maintain key personnel; the risks related to the use of flammable fuels in the Company’s products; the risk that pending orders may not convert to purchase orders, in whole or in part; the cost and timing of developing, marketing and selling the Company’s products and the Company’s ability to raise the necessary capital to fund such costs; the Company’s ability to obtain financing arrangements to support the sale or leasing of its products and services to customers; the Company’s ability to achieve the forecasted gross margin on the sale of its products; the cost and availability of fuel and fueling infrastructures for the Company’s products; the risk of elimination of government subsidies and economic incentives for alternative energy products; market acceptance of the Company’s products and services, including GenDrive units; the Company’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for the Company’s products; the Company’s ability to develop commercially viable products; the Company’s ability to reduce product and manufacturing costs; the Company’s ability to successfully market, distribute and service its products and services internationally; the Company’s ability to improve system reliability for its products; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the Company’s ability to protect its intellectual property; the cost of complying with current and future federal, state and international governmental regulations; the risks associated with potential future acquisitions; the volatility of the Company’s stock price; and other risks and uncertainties referenced in the Company’s public filings with the SEC.

For additional disclosure regarding these and other risks faced by the Company, see disclosures contained in the Company’s public filings with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Investors should consider these factors in evaluating the forward-looking statements included in this communication and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and the Company undertakes no obligation to update such statements as a result of new information.